UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2016

VICAL INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-21088 (Commission File Number)	93-0948554 (I.R.S. Employer Identification No.)

10390 Pacific Center Court San Diego, California (Address of principal executive offices)		92121-4340 (Zip Code)

Registrant’s telephone number, including area code: (858) 646-1100

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In late October and early November 2013, following Vical’s announcement of the results of its Phase 3 trial of Allovectin® and the subsequent decline of the price of its common stock, two putative securities class action complaints were filed in the U.S. District Court for the Southern District of California against Vical and certain of its current and former officers (“Defendants”). On February 26, 2014, the two cases were consolidated into one action and a lead plaintiff and lead counsel were appointed (“Consolidation Order”).  On May 12, 2014, the lead plaintiff filed a first amended consolidated complaint alleging that the Defendants violated Section 10(b) and 20(a) of the Securities Exchange Act of 1934 by making materially false and misleading statements regarding Vical’s business prospects and the prospects for Allovectin®, thereby artificially inflating the price of Vical’s common stock.  On June 9, 2014, the defendants filed a motion to dismiss the first amended complaint and a motion to strike certain allegations in the amended complaint.  On March 9, 2015, the Court granted defendants’ motion to dismiss the first amended complaint and terminated as moot defendants’ motion to strike, or Order. The lead plaintiff was granted leave to amend his first amended complaint on or before March 25, 2015. The lead plaintiff chose not to amend his complaint and instead stipulated to an entry of judgment. On April 28, 2015, the Court entered final judgment dismissing the action, or Judgment. On May 28, 2015, the lead plaintiff appealed the Judgment to the U.S. Court of Appeals for the Ninth Circuit. That same day, another group of our stockholders, that had previously moved for appointment as lead plaintiff, or the Vical Investor Group, also appealed the Judgment, as well as the Consolidation Order, to the U.S. Court of Appeals for the Ninth Circuit. On August 3, 2015, the Vical Investor Group voluntarily dismissed its appeal. On October 8, 2015, the lead plaintiff-appellant filed an opening brief in support of his appeal. Defendants’ filed an answering brief on December 9, 2015. On January 27, 2016, lead plaintiff-appellant filed a motion to dismiss his appeal with prejudice, which was joined by Defendants. On February 1, 2016, the Ninth Circuit granted the joint motion and dismissed the appeal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICAL INCORPORATED

Date: February 3, 2016	By: /s/ VIJAY B. SAMANT
Vijay B. Samant
Chief Executive Officer